CUSIP No. 42703T 108

EXHIBIT 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other reporting persons on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share of Her Imports, and that this agreement may be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of September 26, 2017

By:	/s/ Mark DeStefano
Mark DeStefano
Shareholder

MQ LLP

By:	/s/ Mark DeStefano
Mark DeStefano
Managing Member

By:	/s/ T. J. Jesky
T. J. Jesky
Shareholder